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                                                                      Exhibit 23




                        Consent of Independent Auditors


The Board of Directors and Shareholders
Planar Systems, Inc. and Subsidiaries:


We consent to incorporation by reference in the Registration Statement on Form S-3 (File No. 333-56914) and Registration Statements (File Nos.33-82696, 33-82688, 33-90258, 333-45191 and 333-37502) on Form S-8 of Planar Systems, Inc.
and subsidiaries of our report dated October 29, 2001 relating to the consolidated balance sheets of Planar Systems, Inc. and subsidiaries as of September 28, 2001 and September 29, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended September 28, 2001, which report appears in the Annual Report on Form 10-K of Planar Systems, Inc. and subsidiaries for the year ended September 28, 2001.



/s/ KPMG LLP
December 19, 2001